PRESS RELEASE	EXHIBIT 99

Scripps updates financial outlook

For immediate release	(NYSE: SSP)

Feb. 28, 2007

CINCINNATI - The E. W. Scripps Company has updated its financial outlook for the first quarter and full-year 2007 to reflect changing business conditions for its newspaper publishing and interactive media businesses.

First quarter income from continuing operations is now expected to be 33 cents to 37 cents per share compared with the previously issued guidance of 39 cents to 43 cents per share. Income from continuing operations during the first quarter of 2006 was 49 cents per share.

The revised earnings forecast is due to softer-than-expected newspaper advertising sales, costs related to the transition in leadership at Shopzilla, and relative softness in activity at the company’s Internet search businesses.

Scripps has made no changes to its financial forecasts for Scripps Networks, its biggest operating division and home to its portfolio of popular national lifestyle television networks.

As previously forecast, Scripps Networks total revenue is expected to be up 10 to 12 percent in the first quarter and up 10 to 13 percent for the full year. Scripps Networks expenses are expected to be up 9 percent in the first quarter and up 8 to 10 percent for the full year, which is no change from the previously issued guidance.

At Scripps newspapers, the company expects total revenue to be down 6 to 8 percent in the first quarter compared to the same period a year ago. The company had previously forecast newspaper revenue for the first quarter to decline 5 to 7 percent year over year.

For the full year, the company expects the percentage decrease in newspaper revenue to be in the low single digits, as previously forecast. Likewise, there has been no change in anticipated newspaper expenses, which are expected to be up 1 to 3 percent in the first quarter and for the full year.

The company also has revised its first-quarter and full-year segment profit forecast for its Scripps Interactive Media division, which includes comparison shopping services Shopzilla and uSwitch.

The company now expects Interactive Media segment profit to break even for the first quarter compared with the previous forecast of $9 million in segment profit for the period.

For the full year, Interactive Media segment profit is now expected to be $60 million to $70 million, including costs related to the transition in leadership at Shopzilla. The company previously had said that it expected full-year segment profit for the interactive media division to be $80 million to $85 million.

The company has not revised financial forecasts for its Scripps Television Station Group. Television station revenue is expected to be down 7 to 10 percent in the first quarter and down 3 to 5 percent for the full year as earlier anticipated. Previously issued guidance for the percentage increase in TV station expenses, which are expected to be up in the low single digits, also has not changed.

The company reiterated its previously issued full-year guidance for other items. Those items include:

•	Capital expenditures, about $125 million.

•	Depreciation and amortization, $130 million.

•	Interest expense, $37 million.

•	Minority interest, $83 million.

The company’s 2007 tax rate is expected to be 33 percent, as previously anticipated.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com